Verastem Oncology Announces Amendment to Refinance Hercules Loan Facility

New Terms Provide for Lower Interest Rate and Longer Interest-Only Payment Period

BOSTON, MA – April 23, 2019 – Verastem, Inc. (Nasdaq: VSTM) operating as Verastem Oncology, (or the “Company”), focused on developing and commercializing medicines seeking to improve the survival and quality of life of cancer patients, today announced its entry into an amendment (the “Fourth Amendment”)  to its existing Loan and Security Agreement with Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”), changing certain terms of the agreement and increasing the borrowing limit from $50 million to $75 million in financing.  The increased loan facility proceeds will be available for the ongoing launch of COPIKTRA™ in the U.S., the Company’s other ongoing development programs, and for general corporate purposes, subject to certain conditions of funding.

“We are extremely pleased to execute this new amendment with Hercules as it effectively refinances our existing loan and implements more favorable terms which we believe are more in line with a commercial stage financing arrangement, including a lower overall interest rate and an extended repayment timeline,” said Rob Gagnon, Chief Financial Officer of the Company.  “Collectively, the new terms provide greater financial flexibility as we continue to execute on the commercial rollout of COPIKTRA and advance our other pipeline programs.  We are fortunate to have such a strong partnership with Hercules, and we appreciate their willingness to work with us to reframe the structure of earlier terms in a way that is helpful to the Company and its stakeholders.”

Under the prior agreement, the term loan provided for interest-only payments until May 1, 2019.  Thereafter, amortization payments were to be payable monthly in twenty installments of principal and interest.  Under the Fourth Amendment, the term loan will now mature on December 1, 2022 and provides for interest-only payments until April 1, 2021, which may be extended pursuant to the achievement of certain revenue metrics. In addition, this amendment lowers the interest rate by 175 basis points.

Per the terms of the Fourth Amendment, the Company may borrow up to an aggregate amount of $75.0 million, of which $35.0 million was outstanding as of the date of the Fourth Amendment (as a result of the $25.0 million of outstanding principal under the prior agreement and an additional $10.0 million being drawn by the Company on the date of the Fourth Amendment).  The remaining $40.0 million of borrowing capacity may be drawn in multiple tranches, including $15.0 million upon Verastem Oncology generating certain pre-specified cumulative net product revenues, and $25.0 million available through December 31, 2021, subject to Hercules’ approval and certain pre-specified conditions.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a commercial biopharmaceutical company committed to the development and commercialization of medicines to improve the lives of patients diagnosed with cancer.

We are driven by the strength, tenacity and courage of those battling cancer – single-minded in our resolve to deliver new therapies that not only keep cancer at bay, but improve the lives of patients diagnosed with cancer. Because for us, it’s personal.

Our first FDA approved product is now available for the treatment of patients with certain types of indolent non-Hodgkin’s lymphoma (iNHL). Our pipeline comprises product candidates that seek to treat cancer by modulating the local tumor microenvironment. For more information, please visit www.verastem.com.

Contacts

Investors:

Joseph Rayne

Argot Partners

+1 617-340-6075

joseph@argotpartners.com